May 8, 2001

TNP Enterprises, Inc.
Texas-New Mexico Power Company
4100 International Plaza
Forth Worth, Texas 76109

Dear Sirs:

At your request, we have read the description included in your Quarterly Report on Form 10-Q to the Securities and Exchange Commission for the quarter ended March 31, 2001, of the facts relating to your adoption of the expense as incurred method of accounting for major maintenance costs. We believe, on the basis of the facts so set forth and other information furnished to us by appropriate officials of TNP Enterprises, Inc. and Texas-New Mexico Power Company (the "Companies"), that the accounting change described in your Form 10-Q is to an alternative accounting principle that is preferable under the circumstances.

We have not audited any consolidated financial statements of the Companies and their consolidated subsidiaries as of any date or for any period subsequent to December 31, 2000. Therefore, we are unable to express, and we do not express, an opinion on the facts set forth in the above-mentioned Form 10-Q, on the related information furnished to us by officials of the Companies, or on the financial position, results of operations, or cash flows of the Companies and their consolidated subsidiaries as of any date or for any period subsequent to December 31, 2000.

Yours truly,

DELOITTE & TOUCHE LLP

Dallas, TX